Exhibit 21.1
SUBSIDIARIES OF THE REGISTRANT

NAME	JURISDICTION OF INCORPORATION
Wright Express Financial Services Corporation	Utah
Wright Express International Holdings, LLC	Delaware
Wright Express Fueling Solutions, Inc.	Delaware
Pacific Pride Services, LLC	Delaware
Telapoint, Inc.	Kentucky
Wright Express UK Limited	England and Wales (United Kingdom)
Wright Express IP Holdings, L.P.	Bermuda
Wright Express Global Services BV	The Netherlands
Wright Express New Zealand	New Zealand
Wright Express Canada, Ltd.	New Brunswick (Canada)